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                                                                    EXHIBIT 23.1


CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Regions Financial Corporation for the registration of up to 1,231,542 shares of its common stock and to the incorporation by reference therein of our report dated March 11, 1999, with respect to the consolidated financial statements of Regions Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

Birmingham, Alabama
November 18, 1999